FHLBank Topeka Files First Quarter 2008 10-Q with the SEC

TOPEKA, KAN. – FHLBank Topeka (FHLBank) released financial results for the three-month period ended March 31, 2008, this past Wednesday when it filed its Form 10-Q with the Securities and Exchange Commission (SEC).

“We are pleased to report an outstanding quarter in terms of earnings as well as dividends for our members,” said Andrew J. Jetter, FHLBank Topeka president and CEO. “While we have seen a great deal of volatility in the market place, we continue to provide needed and cost-effective liquidity to our members.”

Total assets were $54.1 billion at March 31, 2008, compared to $55.3 billion at December 31, 2007. Total advances decreased 5 percent from $32.1 billion at December 31, 2007, to $30.5 billion as of March 31, 2008. The decrease in advances was driven by the decision of one of the FHLBank’s largest borrowers as of December 31, 2007, to temporarily discontinue borrowing from the FHLBank and pay off all of its advances by the end of the first quarter of 2008.

FHLBank’s net income as reported in accordance with accounting principles generally accepted in the United States of America (GAAP) for the three-month period ending March 31, 2008, was $23.6 million compared to $32.8 million for the three-month period ending March 31, 2007. As reflected in the FHLBank’s March 31, 2008, financial statements, this decrease was the result of an increase in derivative losses for the first quarter.

As part of evaluating its quarterly performance, the FHLBank adjusts net income reported in accordance with GAAP for certain items in order to arrive at core income. Core income adjusts GAAP net income for the impact of: (1) its AHP and REFCorp assessments; (2) SFAS 133-related items1; and (3) other non-operating items such as prepayment fees, gain/loss on trading securities, gain/loss on retirement of debt and gain/loss on sales of securities.

[1]	Derivatives and hedging activities accounted for under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities — Deferral of Effective Date of FASB Statement No. 133, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, and as amended by SFAS No. 155, Accounting for Certain Hybrid Financial Instruments

FHLBank management believes core income to be a critical financial measurement and provides a more complete disclosure for comparing financial performance between periods. This measure is useful for comparative purposes as it reflects the core performance of the FHLBank’s assets and liabilities separate from that of derivative instrument gains/losses and non-operating items, including assessments. The FHLBank does not deal in or trade derivatives and generally holds them until maturity or call date and, therefore, the gains/losses are expected to net to zero over the life of most derivatives.

As reflected in the tables below, core income and core return on equity (ROE) as a spread to 3-month LIBOR were significantly higher in the first quarter of 2008 compared to the first quarter of 2007. Core income increased from $46.4 million to $53.4 million and core ROE spread increased from 3.8 percent to 6.0 percent.

	Three months ending March 31,
(Amounts in thousands)	2008	2007
Net Income, as reported under GAAP	23,587	32,764
REFCorp/AHP Assessments	8,545	11,904

Income before REFCorp/AHP Assessments	32,132	44,668
SFAS 133-related & Other Adjustments[2]	21,248	1,702

Core Income Before Assessments	53,380	46,370

[2]	The 2008 and 2007 amounts include “Prepayment fees on terminated advances,” “Net realized gain (loss) on sale of held-to-maturity securities,” “Net gain (loss) on trading securities” and “Net gain (loss) on derivatives and hedging activities” directly from the FHLBank’s unaudited March 31, 2008 Statements of Income.

	Three months ending March 31,
(Amounts in thousands)	2008	2007
Average GAAP Capital for the period	2,303,865	2,047,059

ROE, based upon GAAP Income Before Assessments	5.61	8.85

ROE, based upon Core Income Before Assessments	9.32	9.19
Average 3-Month LIBOR for the period	3.29	5.36

Core ROE as a Spread to 3-Month LIBOR	6.03	3.83

Dividend rates paid for the end of first quarter 2008 were 2.75 percent and 5.75 percent for Class A Common Stock and Class B Common Stock, respectively, compared to an average 3-month LIBOR rate of 3.29 percent for the quarter.

FHLBank Topeka’s Form 10-Q, with complete March 31, 2008, financial statements and management’s discussion and analysis of FHLBank’s financial condition and results of operation, is available on the SEC’s Web site (www.sec.gov) and through FHLBank’s Web site (www.fhlbtopeka.com).

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of the FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as anticipates, believes, could, estimate, may, should and will, or other variations on these terms. The FHLBank’s actual results may differ materially from those expressed in any forward-looking statements as a result of many factors and uncertainties including, but not limited to: the effects of SFAS 133 accounting treatment and other accounting rule requirements, changes in the regulatory requirements of the Federal Housing Finance Board, the FHLBank’s ability to pay dividends out of retained earnings, changes in interest rates, changes in projected business volumes, the FHLBank’s cost of funding, changes in the FHLBank’s membership profile, the withdrawal of one or more large members, shifts in demand for FHLBank products, and general economic conditions.